UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2023

KARTOON STUDIOS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-37950 (Commission File Number)	20-4118216 (I.R.S. Employer Identification No.)

190 N. Canon Drive, 4th Fl., Beverly Hills, CA 90210

(Address of principal executive offices) (Zip Code)

(310) 273-4222

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TOON	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 amendment to articles of incorporation or bylaws; change in fiscal year

On June 23, 2023, Kartoon Studios, Inc. (formerly known as Genius Brands International, Inc., the “Company”) changed its corporate name to Kartoon Studios, Inc. through the merger of the Company with its wholly owned subsidiary Kartoon Studios, Inc., a Nevada corporation (the “Subsidiary”). Pursuant to an agreement and plan of merger between the Company and the Subsidiary, the Subsidiary was merged with and into the Company and the Company’s name was changed to Kartoon Studios, Inc. The only change to the Company’s articles of incorporation was the change of the Company’s corporate name. Pursuant to the Nevada Revised Statutes (NRS) 92A.180, the merger did not require stockholder approval.

Item 1.01 entry into a material definitive agreement

On June 26, 2023, the Company entered into letter agreements (the “Letter Agreements”) with certain existing institutional and accredited investors to exercise certain outstanding common stock purchase warrants (the “Existing Warrants”) to purchase shares of the Company’s common stock (“Common Stock”), par value $0.001 per share (the “Exercise”). To induce the Exercise by holders of the Existing Warrants, the Company also amended the exercise price of the Existing Warrants from $23.70 per share to $2.50 per share pursuant to the terms of the Existing Warrants. The shares of Common Stock underlying the Existing Warrants were previously registered pursuant to a registration statement on Form S-3 (File No. 333-252670). In consideration for the exercise of the Existing Warrants for cash, the exercising holders will receive new unregistered common stock purchase warrants (the “New Warrants”) to purchase up to a number of shares of Common Stock (the “New Warrants Shares”) equal to 200% of the number of shares of Common Stock issued pursuant to the Exercise, as further detailed in the Letter Agreements.

Pursuant to the Letter Agreements, the New Warrants shall be substantially in the form of the Existing Warrants (except for customary legends and other language typical for an unregistered warrant, as well as certain additional negative covenants, including limitation on certain securities offerings), will be exercisable at any time upon approval by the Company’s stockholders of (a) a proposal allowing for the exercise of the New Warrants pursuant to NYSE American Rule 713 and (b) a proposal to amend the Company's articles of incorporation to increase the authorized share capital of the Company to an amount sufficient to cover the New Warrants Shares, will have a term of exercise of five years, and the Company will be required to register for resale the New Warrants Shares.

The Special Equities Group, a division of Dawson James, acted as warrant solicitation agent and will receive a cash fee of approximately $0.4 million and a New Warrant to purchase up to 142,804 shares of Common Stock.

The gross proceeds to the Company from the Exercise are expected to be approximately $6.0 million. The Company currently intends to use the net proceeds from the Exercise for general corporate purposes. The closing of the Exercise is expected to take place on or about June 27, 2023.

The foregoing descriptions of the Letter Agreements and the New Warrants are not complete and are qualified in their entirety by reference to the full text of the form of the Letter Agreement and the form of the New Warrant, copies of which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

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ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

The information in Item 1.01 above is incorporated herein by reference. The New Warrants described in Item 1.01 above will be issued in a private placement in reliance on the exemption from registration pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and, along with the New Warrants Shares, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

This report shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated June 21, 2023
3.1	Articles of Merger of Kartoon Studios, Inc. into the Company
4.1	Form of New Warrant
10.1	Form of Letter Agreement
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: June 27, 2023	By:	/s/ Andy Heyward
Name: Andy Heyward
Title: Chief Executive Officer

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